    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 2000

                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DAMARK INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                 MINNESOTA                                   41-1551116
      (State or other jurisdiction of                     (I.R.S. Employer
       incorporation or organization)                  Identification Number)

                           7101 WINNETKA AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428
                                 (763) 531-0066
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                                  MARK A. COHN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           7101 WINNETKA AVENUE NORTH
                             MINNEAPOLIS, MINNESOTA
                                      55428
                                 (763) 531-0066
  (Name, address, including zip code and telephone number, including area code, of agent for service)
                              ---------------------
                                    COPY TO:
                              Bruce J. Parker, Esq.
                        Kaplan, Strangis and Kaplan, P.A.
                             5500 Wells Fargo Center
                             90 South Seventh Street
                              Minneapolis, MN 55402
                            Telephone: (612) 375-1138
                                   -----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO
        THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT
                               BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                   -----------

                         CALCULATION OF REGISTRATION FEE

  ============================================================================================================================
  TITLE OF EACH CLASS           AMOUNT TO BE         PROPOSED MAXIMUM          PROPOSED MAXIMUM           AMOUNT
  OF SECURITIES TO BE           REGISTERED           OFFERING PRICE PER        AGGREGATE OFFERING PRICE   OF  REGISTRATION
  REGISTERED                                         SHARE                                                FEE
  ----------------------------------------------------------------------------------------------------------------------------
  Common stock, par value
  $0.01 per share               5,250,000 (1)        $10.875(2)                $57,093,750                $15,072.75
  ============================================================================================================================

         (1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares of common stock that may become issuable under any stock split, stock dividend or anti-dilution provisions in the series D preferred stock and warrants.

         (2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for such shares of common stock on October 23, 2000, as reported on the Nasdaq National Market.
                                   -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 27, 2000

                        [DAMARK INTERNATIONAL, INC. LOGO]

                          5,250,000 SHARES COMMON STOCK


         This prospectus relates to 5,250,000 shares of our common stock which may be sold from time to time by the selling shareholders listed under the caption "Selling Shareholders" on page 23. All of the shares of common stock covered by this offering are shares that may be issued upon conversion of our outstanding series D preferred stock, upon exercise of related warrants and in payment in lieu of cash of the mandatory redemption price for series D preferred shares and dividends on the series D preferred shares. We will only receive proceeds from the sale of common stock as a result of the exercise of the warrants. We will use the proceeds, if any, for working capital purposes. See "Use of Proceeds."

         The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The selling shareholders may sell the common stock through ordinary brokerage transactions, directly to marketmakers of our shares or through any other means described in the section "Plan of Distribution" beginning on page 24. We cannot assure you that the selling shareholders will sell all or a portion of the common stock offered under this prospectus.

         Our common stock is quoted on the Nasdaq National Market under the symbol "DMRK." On October 26, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $ 12.75 per share.

         Our corporate offices are located at 7101 Winnetka Avenue North, Minneapolis, Minnesota 55428. Our telephone number at that location is (763) 531-0066.

         Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 3 of this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is ____________, 2000.

                                TABLE OF CONTENTS
                                   PROSPECTUS

                                                                                      Page
                                                                                      ----
         Risk Factors...................................................................3

                  Risks Related to our Series D Preferred Stock.........................3

                  Risks Related to our Business.........................................6

         Information Regarding Forward-Looking Statements...............................15

         Damark International, Inc......................................................16

         Use of Proceeds................................................................17

         Description of Capital Stock...................................................17

         Selling Shareholders ..........................................................23

         Plan of Distribution...........................................................24

         Legal Matters..................................................................26

         Experts........................................................................26

         Where You Can Find More Information............................................26

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                              RISKS RELATED TO OUR
                            SERIES D PREFERRED STOCK

THE CONVERSION OF OUR SERIES D PREFERRED SHARES, THE USE OF OUR SHARES OF COMMON STOCK TO PAY DIVIDENDS ON OR TO REDEEM THE SERIES D PREFERRED SHARES ON THE MANDATORY REDEMPTION DATE (SEPTEMBER 29, 2002) AND THE EXERCISE OF THE RELATED WARRANTS COULD RESULT IN SUBSTANTIAL NUMBERS OF ADDITIONAL SHARES BEING ISSUED IF OUR MARKET PRICE DECLINES.

         On September 29, 2000, we issued 200,000 shares of our series D preferred stock, $100 stated par value per share, and warrants to purchase 772,798 shares of class A common stock at an exercise price of $16.17 per share, subject to anti-dilution adjustments. The series D preferred shares convert into our common stock at a price of $12.94 per share, subject to certain adjustments for future events, including the spinoff of ClickShip Direct, Inc. ("ClickShip") our order fulfillment and customer care subsidiary. As a result, the lower the conversion price, the greater the number of shares the holder will receive. For additional information regarding the number of additional shares that may be issued as a result of adjustments to the conversion price see "Description of Capital Stock--Preferred Stock--Series D Convertible Preferred Stock--Conversion" on page 18.

         Quarterly dividends on the series D preferred shares are payable at the rate of 6.5% per annum on the stated value of the series D preferred shares. We are required to redeem all outstanding series D preferred shares on September 29, 2002 at the stated value of $100 per share plus accrued dividends. We have the option of paying cash for the dividends and the mandatory redemption price or, at our option, issuing shares of our common stock valued at 95% of the then market value in the case of dividends and 90% of the then market value in the case of the mandatory redemption.

         To the extent the series D preferred shares are converted into or redeemed for shares of common stock, or dividends on the series D preferred shares are paid in shares of common stock rather than cash, a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales by selling shareholders or others. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock if we elected to issue common stock upon the mandatory redemption of the series D preferred shares or the payment of dividends on the series D preferred shares, sales of which could further depress the price of our common stock.

         We have announced the possible spinoff of ClickShip, our subsidiary providing order fulfillment and customer care services to retailers, e-tailers, direct marketers and manufacturers. In the event ClickShip is spun off to our shareholders, the conversion price of the series D preferred shares and the exercise price of the warrants will be reduced by the per share value of ClickShip in the spinoff. As a result, a greater number of shares of common stock would be issued upon the conversion of the series D preferred stock and upon exercise of the warrants if the ClickShip spinoff occurs. In addition, if ClickShip is not spinoff or otherwise disposed of by March 31, 2001, the conversion price of the Series D Preferred Stock and the exercise price of the Common Stock Purchase Warrants will be reduced to an amount equal to the lesser of (1) the average of the closing bid prices for the twenty trading days prior to March 31, 2001, and (2) 101% of the closing bid price of the trading day immediately preceding March 31, 2001. An equivalent adjustment will be made on each September 30 and March 31 that the spinoff or other disposition of ClickShip has not been consummated.

         The conversion of and the payment of the mandatory redemption price or dividends in shares of common stock in lieu of cash on the series D preferred stock may result in substantial dilution to the interests of other holders of our common stock. Even though no selling shareholder may convert its series D preferred shares if, upon such conversion, the selling shareholder together with its affiliates would beneficially own a number of shares of common stock that exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of series D preferred shares which have not been converted and upon exercise of warrants which have not been exercised, this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling shareholder could eventually sell more than 4.99% of our outstanding common stock while never holding more than 4.99% at any specific time.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE.

         Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Damark. We may issue additional shares of common stock or preferred stock:

     -   to raise additional capital or finance acquisitions,
     - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, or
     -   in lieu of cash payment of dividends on the series D preferred shares.
     - in lieu of cash payment of the mandatory redemption price of the series D preferred shares.

         As of September 29, 2000, other than the warrants issued to the holders of series D preferred shares, there were outstanding options to acquire an aggregate of 1,874,998 shares of common stock. If exercised, these securities will dilute your percentage ownership of common stock. In addition, as disclosed in the preceding risk factor, the number of shares that may be issued in lieu of cash upon the mandatory redemption of or payment of dividends on the series D preferred shares could increase substantially if the market price of our common stock decreases during the period the series D preferred shares are outstanding.

         For example, the number of shares of common stock that we would be required to issue upon mandatory redemption of all 200,000 shares of series D preferred shares, excluding shares issued as accrued dividends, would increase from approximately 1.57 million shares, based on 90% of the applicable market value for our common stock of $12.71259 per share as of September 29, 2000, to approximately:

         -   2.1 million shares if the applicable market value decreased 25%;
         -   3.1 million shares if the applicable market value decreased 50%; or
         -   6.3 million shares if the applicable market value decreased 75%.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.

         If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and upon conversion of and issuance of common stock dividends on the series D preferred shares and exercise of the related warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of September 30, 2000, we had outstanding 5,847,519 shares of common stock and options to acquire an aggregate of 1,874,998 shares of common stock, of which 924,415 options were vested and exercisable. As of September 30, 2000, of the shares that are currently outstanding, 4,767,267 are freely tradable in the public market and 1,080,250 are tradable in the public market subject to the restrictions, if any, applicable under Rule 144 and Rule 145 of the Securities Act of 1933, as amended. All shares acquired upon exercise of options will be freely tradable in the public market.

         In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for Damark was 5,847,519 shares as of September 30, 2000), or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by shareholders of a substantial amount of our common stock could adversely affect the market price of our common stock.

WE MAY BE REQUIRED TO PAY SUBSTANTIAL PENALTIES TO THE HOLDERS OF THE SERIES D PREFERRED SHARES AND RELATED WARRANTS IF SPECIFIC EVENTS OCCUR.

         In accordance with the terms of the documents relating to the issuance of the series D preferred shares and the related warrants, we are required to pay substantial penalties to a holder of the series D preferred shares under specified circumstances, including, among others:

         - nonpayment of the redemption price to holders of the series D preferred shares in a timely manner,

         - a registration statement relating to the series D preferred shares and related warrants has not been declared effective by the SEC on or before January 12, 2001, or after being declared effective, is unavailable to cover the resale of the shares of common stock underlying such securities.

         - our failure to maintain the listing of the common stock on the American Stock Exchange, the New York Stock Exchange or the Nasdaq for a period of 10 days during any period of 12 months.

Such penalties are generally paid in interest payments, subject to any restrictions imposed by applicable law, on the amount that a holder of series D preferred shares was entitled to receive on the date of determination.

                          RISKS RELATED TO OUR BUSINESS

WINDING DOWN OF OUR NON-MEMBER CATALOG RETAIL ACTIVITIES AND RELATED LIQUIDATIONS RESULTED IN SUBSTANTIALLY LOWER REVENUES AND IN SIGNIFICANT LOSSES DURING THE FIRST HALF OF 2000.

         Our revenues during the first half of 2000 were significantly reduced as a result of our efforts to wind down our non-membership catalog retail business, including the liquidation of inventory levels. The catalog retail segment generated revenues of $57.1 million during the first half of 2000, a decrease of 64.8% from revenues of $162.0 million generated during the first half of 1999. This segment also reported a net loss of $53.9 million for the first half of 2000 as compared to a net loss of $12.5 million for the first half of 1999. In conjunction with the restructuring of the catalog operations, our Brooklyn Center, Minnesota telemarketing center was closed in January 2000, and approximately 150 jobs were eliminated. As a result of these activities, we recorded a pre-tax restructuring charge of $9.0 million during the first half of 2000. The winding down of the non-member catalog marketing and merchandising activities was substantially completed by the end of the second quarter of 2000, at which time we discontinued taking catalog orders from non-member customers. Although we will continue to operate our membership services business under the name Provell, we cannot assure you that we will generate sufficient revenue to be profitable or that we will be able to sustain or increase profitability on a quarterly or an annual basis in the future. If our revenue grows more slowly than we anticipate or if our operating and marketing expenses exceed our expectations, our business would be materially adversely affected.

CHANGE IN ACCOUNTING RULES GOVERNING HOW REVENUES ARE RECOGNIZED HAS IMPACTED OUR REPORTED REVENUES IN 2000.

         In December 1999, the SEC issued Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements, which provides interpretive guidance on revenue and expense recognition related to contracts with up-front fees and customer return rights. As a result of the adoption of SAB 101 in the first quarter of 2000, we recorded a non-cash after-tax charge of $22.9 million ($14.2 million net of taxes) in the first quarter of 2000, reflecting the cumulative effect of this change in accounting principle. We cannot assure you, however, that any rules adopted by the SEC in the future relating to the recognition of revenues will not require us to further change our accounting for revenue recognition or otherwise adversely affect our results of operations.

OUR MARKETING EFFORTS DEPEND ON CUSTOMER LISTS SUPPLIED BY OUR CLIENTS. WE CANNOT ASSURE THAT OUR CLIENTS WILL CONTINUE TO PROVIDE US THESE LISTS.

         We obtain substantially all of the information necessary to Damark's marketing efforts from customer lists supplied by our clients. Clients provide the lists to us for use in marketing a single, specific program which has been pre-approved by the client. As a result, our ability to market a new program to an existing customer base or an existing program to a new customer base is dependent on first obtaining approval from a client. There can be no assurance that we will continue to obtain such approvals. If our customers limit or stop providing us with those lists, our marketing efforts would be hampered, which would have an adverse effect on our membership services business.

OUR PROFITABILITY DEPENDS ON MEMBERSHIP RENEWALS. CANCELLATIONS WOULD IMPAIR OUR PROFITABILITY.

         We generally incur losses and negative cash flow during the initial year of an individual membership program, as compared to renewal years, due primarily to higher marketing costs associated with initial member procurement. In addition, we experience a higher percentage of cancellations during the initial membership period as compared to renewal periods. During an initial annual membership term or renewal term, a member may cancel his or her membership in the program, generally for a refund of the membership fee for that period. Accordingly, the profitability of each of our programs depends on recurring and sustained membership renewals.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER.

         Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Factors which affect our financial results include:

         -    the timing and cancellation of customer orders;
         -    our ability to introduce new programs on a timely basis;
         -    the introduction of programs by our competitors;
         - market acceptance of our and our clients' membership programs generally;
         -    the timing of investments in program development;
         -    personnel changes;
         -    the demand for membership programs generally;
         -    the mix of programs we offer;
         -    unanticipated service interruptions;
         -    increased costs associated with expansion of operations;

         -    the availability of vendors to support offered programs;
         -    the rate of renewal by existing members of programs;
         - the level of enthusiasm for health and fitness, travel, entertainment and leisure activities, and other lifestyle elements underlying the programs; and
         -    competitive pressures on selling prices.

Many of these factors are beyond our control. Because we determine our expenditure levels in advance of each quarter, our ability to reduce costs quickly in response to any revenue shortfall is limited, and thus operating results may be adversely affected if projected revenues for a given quarter are not achieved.

WE MAY BE UNABLE TO COMPETE WITH OTHER COMPANIES IN OUR INDUSTRY THAT HAVE FINANCIAL OR OTHER ADVANTAGES.

         We believe that the principal competitive factors in the membership services industry include the ability to identify, develop and offer innovative service programs, the quality and breadth of service programs offered, price and marketing expertise. Our competitors, including large retailers, travel agencies, insurance companies and financial service institutions, some of which have substantially larger customer bases and greater financial and other resources than we do, offer membership programs which provide services similar to, or which directly compete with, those provided by us. There can be no assurance that:

         - our competitors will not increase their emphasis on programs similar to those we offer and more directly compete with us, or
         - our competitors will not provide programs comparable or superior to those we provide at lower membership prices, or
         - our competitors will not adapt more quickly than us to evolving industry trends or changing market requirements, or
         -    new competitors will not enter the market, or
         -    other businesses will not themselves introduce competing programs.

Any increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, because contracts between clients and program providers are often exclusive with respect to a particular service, potential clients may be prohibited from contracting with us to promote a program if the services we provide are similar to, or merely overlap with, the services provided by an existing program of a competitor.

OUR BUSINESS DEPENDS ON NEW PROGRAM INTRODUCTIONS. IF WE FAIL TO INTRODUCE NEW PROGRAMS THAT ARE POPULAR, OUR BUSINESS WOULD SUFFER.

         Our business is substantially dependent on our ability to develop and successfully introduce new programs which generate consumer interest. Failure to introduce new programs in a timely manner could result in our competitors acquiring additional market share for a program in a particular area of consumer interest. In addition, the introduction or announcement of new programs by us or by others could render existing programs uncompetitive or obsolete, or result in a delay or decrease in orders for existing programs as customers evaluate new programs or select the new programs as an alternative to existing programs. Therefore, the announcement or introduction of new programs by us or others, or our failure to introduce new programs which have broad consumer appeal, could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON VENDORS AND TELEMARKETERS, INCLUDING CLICKSHIP, TO MARKET OUR PROGRAMS. THESE VENDORS AND TELEMARKETERS MAY TERMINATE THEIR RELATIONSHIP WITH US, AND WE CANNOT CONTROL THE LEVEL AND THE QUALITY OF THE SERVICE THEY PROVIDE. ANY SERVICE INTERRUPTION OR QUALITY PROBLEMS WOULD ADVERSELY AFFECT US.

         We depend on independent vendors to provide most program products and services to members and on telemarketers to market our programs to prospective members. The vendors and telemarketers operate pursuant to agreements with us that may be terminated by the vendor or telemarketer with limited prior notice. There can be no assurance that, in the event a vendor or telemarketer ceases operations, or terminates, breaches or chooses not to renew its agreement with us, a replacement vendor or telemarketer could be retained on a timely basis, if at all. In addition, vendors and telemarketers are independent contractors and the level and quality of services provided is outside our control. Any service interruptions, delays or quality problems could result in customer dissatisfaction and membership cancellations, which could have a material adverse effect on our business, financial condition and results of operations.

INTRODUCING NEW PROGRAMS REQUIRES SIGNIFICANT INVESTMENTS. WE MAY NOT HAVE ENOUGH FINANCIAL RESOURCES TO MEET ALL OF OUR NEEDS.

         We typically incur high costs in the year a program is introduced. Principal elements of these costs relate to hiring personnel, developing program content, contracting with vendors, drafting, testing and refining telemarketing scripts and creating membership kits for mailing to potential new program members. We must incur costs to market programs to each potential member, regardless of whether that individual actually becomes a paying member. Our capital base is smaller than that of many of our competitors, and there can be no assurance that our cash resources will be able to sustain our business, particularly if we experience a reduction in revenues for a prolonged period or if we face substantial unexpected capital requirements. To the extent that such cash resources are insufficient to fund our activities, additional funds will be required. There can be no assurance that additional financing will be available on reasonable terms or at all. If additional capital is raised through the sale of additional equity or convertible debt securities, dilution to our shareholders would occur.

WE RELY ON OUR COMPUTER AND COMMUNICATION SYSTEMS. IF SUCH SYSTEMS FAIL OR ARE UNABLE TO KEEP PACE WITH TECHNOLOGICAL ADVANCES, OUR BUSINESS WOULD SUFFER.

         Our business is highly dependent on our computer and telecommunications systems and any temporary or permanent loss of either system, for whatever reason, could have a material adverse effect on our business, financial condition and results of operations. In addition, the technologies on which we are dependent to compete effectively and meet our clients' needs are rapidly evolving and in many instances are characterized by short product life cycles or innovation. As a result, we are dependent on ongoing, significant investment in advanced computer and telecommunications technology, including automated call distributors and digital switches, and our ability to anticipate and adapt to technological shifts. There can be no assurance that we will be successful in anticipating or adapting to technological changes or in selecting and developing new and enhanced technology on a timely basis.

WE DEPEND ON THE TELEPHONE SERVICES THROUGH WHICH WE MARKET OUR PRODUCTS. AN INTERRUPTION OF, OR AN INCREASE IN THE BILLING RATE FOR, SUCH SERVICES WOULD ADVERSELY AFFECT OUR BUSINESS.

         We market and service our programs telephonically, and accordingly, our business is highly dependent on telephone services provided by various local and long distance telephone companies. Any significant interruption in telephone services could adversely affect us. Additionally, limitations on the ability of telephone companies to provide us with increased capacity that may be required in the future, if any, could adversely affect our business, financial condition and results of operations. Rate increases imposed by these telephone companies will increase our operating expenses and could have a material adverse effect on our business, financial condition and results of operations.

OUR INDUSTRY IS INCREASINGLY SUBJECT TO FEDERAL AND STATE GOVERNMENT REGULATION. SUCH REGULATION COULD HINDER OUR OPERATIONS AND INCREASE OUR OPERATING COSTS.

         The primary means which we use to market our programs is telemarketing. The telemarketing industry has become subject to an increasing amount of Federal and state regulation as well as general public scrutiny in the past several years. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. Additionally, the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and Federal Trade Commission ("FTC") regulations promulgated thereunder, prohibit deceptive, unfair or abusive practices in telemarketing sales. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be "unfair or deceptive acts or practices." Further, some states have enacted laws and others are considering enacting laws targeted directly at regulating telemarketing practices, and there can be no assurance that any such laws, if enacted, will not adversely affect or limit our current or future operations. Compliance with these regulations is generally the responsibility of us, and we could be subject to a variety of enforcement or private actions for any failure to comply with such regulations. Our provision of membership programs requires us to comply with certain state regulations, changes in which could materially increase our operating costs associated with complying with such regulations. The risk of noncompliance by us with any rules and regulations enforced by a Federal or state consumer protection authority may subject us or our management to fines or various forms of civil or criminal prosecution, any of which could materially adversely affect our business, financial condition and results of operations. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with consumers, and the membership programs industry is susceptible to peremptory charges by the media of regulatory noncompliance and unfair dealing.

CHANGED MARKET CONDITIONS AND LACK OF FINANCING SOURCES HAVE DELAYED OUR ABILITY TO COMPLETE THE SPINOFF OF OUR CLICKSHIP SUBSIDIARY.

         On September 29, 2000, we announced that the spinoff of ClickShip Direct, our order fulfillment and customer care subsidiary, had been delayed due to a number of factors. When we previously announced our intent to spinoff ClickShip, e-fulfillment and related e-commerce businesses had attractive market valuations and financing prospects. While we continue to explore capitalizing ClickShip so that a spinoff can be accomplished, market conditions have changed, valuations have declined substantially for comparable companies in the e-fulfillment and customer care segment and financing is not readily available. Consequently, we are currently exploring all options relating to ClickShip, including raising capital and other strategic alternatives. A decision on ClickShip is expected by year-end but there is no assurance as to the alternative that we will pursue. In the event a spinoff of ClickShip is completed, the conversion price of the series D preferred shares and the exercise price of the warrants will be reduced by the per share value of the ClickShip shares distributed to our shareholders. Also, in the event the ClickShip spinoff occurs, the holders of the series D preferred stock will receive warrants to purchase ClickShip common stock under the terms of the securities purchase agreement which is incorporated by reference to this prospectus. We cannot assure you that we will be able to capitalize ClickShip to enable the spinoff to occur or that we will not incur any adverse consequences from pursuing other strategic alternatives for ClickShip.

THE SPINOFF OF CLICKSHIP, IF COMPLETED, COULD ADVERSELY AFFECT THE AGGREGATE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK.

         Following the spinoff, the trading prices of our common stock and ClickShip common stock will not be related. The combined trading prices of our common stock and ClickShip common stock after the spinoff may be less than the trading price of our common stock immediately before the spinoff. As a result of the spinoff, we expect the trading price range of our common stock to be lower than the trading price range of our common stock immediately before the spinoff.

OUR REVENUE FROM CLICKSHIP'S BUSINESS IS DEPENDENT UPON OUR CLIENTS' BUSINESS AND PRODUCT SALES; OUR CLIENT AGREEMENTS MAY BE TERMINABLE AT WILL.

         Our revenue from ClickShip's business is primarily transaction-based and will fluctuate with the volume of transactions or level of sales by our clients for which we provide transaction management services. If we dedicate significant resources to clients whose business does not generate substantial transactions or whose products do not generate substantial customer sales, our business may be materially adversely affected. In addition, most of our current agreements are terminable by either party without cause upon 90 days written notice. Therefore, we cannot assure you that any of our clients will continue to use our services for any period of time.

OUR SALES AND IMPLEMENTATION CYCLES FOR CLICKSHIP'S BUSINESS ARE HIGHLY VARIABLE AND MAY CAUSE OUR OPERATING RESULTS TO VARY WIDELY.

         The sales cycle for ClickShip's business is variable, typically ranging between several weeks to several months from initial contact with the potential client to the signing of a contract. Occasionally, sales require substantially more time. Delays in executing client contracts may affect our revenue and cause our operating results to vary widely. We believe that a potential client's decision to purchase our services is discretionary, involves a significant commitment of its resources and is influenced by internal and external pricing and operating comparisons. To successfully sell our services, we generally must educate our potential clients regarding the use and benefit of our services, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our services is often long and subject to delays associated with the lengthy approval and competitive evaluation processes that typically accompany significant operational decisions. Additionally, the time required to implement our systems and integrate a new client can range from several weeks to several months. Delays in integrating new clients will affect our revenue and may cause our operating results to vary widely.

WE DEPEND ON OUR KEY EXECUTIVE AND MARKETING PERSONNEL. A LOSS OF SUCH PERSONNEL WOULD NEGATIVELY IMPACT OUR OPERATIONS.

         Our performance is highly dependent on the continued services of our executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on our business. In addition, we need to attract and retain other highly skilled technical and managerial personnel for whom there is intense competition. We cannot assure you that we will be able to attract and retain the personnel necessary for the continuing growth of our business. Our inability to attract and retain qualified technical and managerial personnel would have a material adverse effect on our operations.

WE ARE UNCERTAIN ABOUT THE AVAILABILITY OF ADDITIONAL CAPITAL.

         Our company will need significant additional capital to continue operations and to take advantage of growth opportunities, including strategic alliances and acquisitions, or to respond to changing business conditions and unanticipated competitive pressures. Additionally, funds from operations may be less than anticipated. Should these circumstances arise, we may need to raise additional funds either by borrowing money or issuing additional equity. We cannot assure you that we will be able to raise such funds on favorable terms or at all. If we are unable to obtain additional funds, we may be unable to take advantage of new opportunities or take other actions that otherwise might be important to our business and may not be able to continue our business.

WE MAY ENGAGE IN FUTURE STRATEGIC ALLIANCES OR ACQUISITIONS THAT COULD DILUTE OUR EXISTING SHAREHOLDERS, CAUSE US TO INCUR SIGNIFICANT EXPENSES OR HARM OUR BUSINESS.

         We may review strategic alliance or acquisition opportunities that would complement our current business or enhance our capabilities. Integrating any newly acquired businesses, technologies or services, may be expensive and time-consuming. To finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, will result in dilution to our shareholders. We may not be able to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our operating results could suffer. Future acquisitions by us could also result in large and immediate write-offs, incurrence of debt and contingent liabilities, or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A SYSTEMS OR EQUIPMENT FAILURE, WHETHER OUR OWN OR OF OUR CLIENTS.

         Our operations are dependent upon our ability to protect our fulfillment facilities, customer service centers, computer and telecommunications equipment, and software systems against damage and failures. If our business is interrupted either by accidents or the intentional acts of others, our business could be materially adversely affected. Damage or failures could result from fire, power loss, equipment malfunctions, system failures, natural disasters and other causes. Our short-term disaster recovery and contingency plans may not be sufficient in the event of widespread damage or failures at our facilities. Our property and business interruption insurance may not adequately compensate us for these losses.

         The businesses of our clients may also be harmed by any system or equipment failures we experience. In such event, our relationship with these clients may be adversely affected, we may lose these clients, our ability to attract new clients may be adversely affected and we could be exposed to liability.

         Interruptions could also result from the intentional acts of others, including "hackers." If computer hackers penetrate our systems or if computer viruses infect our systems, our computers could fail or proprietary information could be misappropriated.

         If our clients suffer similar interruptions in their operations, for any of the reasons discussed above or for others, our business could also be adversely affected. Many of our clients' computer systems interface with our own. If they suffer interruptions in their systems, the link to our systems could be severed and sales of their products could be slowed or stopped.

A BREACH OF OUR E-COMMERCE SECURITY MEASURES COULD REDUCE DEMAND FOR OUR
SERVICES.

         A requirement of the continued growth of e-commerce is the secure transmission of confidential information over public networks. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any compromise or elimination of our security could reduce demand for our services.

         We may be required to expend significant capital and other resources to protect against security breaches or to address any problem they may cause. Because our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent security breaches may disrupt our operations.

IF THE TREND TOWARD OUTSOURCING DOES NOT CONTINUE, THE CLICKSHIP SEGMENT OF OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         Our business could be materially adversely affected if the trend toward outsourcing declines or reverses, or if corporations bring previously outsourced functions back in-house. Particularly during general economic downturns, businesses may bring in-house previously outsourced functions in order to avoid or delay layoffs.

OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE WE MUST CONTINUALLY ENHANCE OUR SYSTEMS TO COMPLY WITH EVOLVING STANDARDS.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our services and the underlying network infrastructure. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected. The Internet and e-commerce are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to both internally develop and license leading technologies to enhance our existing services and develop new services. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of proprietary technology involves significant technical and business risks. We may fail to develop new technologies effectively or to adapt our proprietary technology and systems to client requirements or emerging industry standards.

OUR FUTURE GROWTH FOR THE CLICKSHIP BUSINESS DEPENDS UPON AN INCREASE IN THE USE OF THE INTERNET AS A MEDIUM FOR E-COMMERCE.

         If the use of the Internet as a marketplace does not continue to grow, then our ClickShip business could be materially adversely affected. Furthermore, the use of the Internet as a marketplace is at an early stage of development, and demand and market acceptance for recently introduced products and services are still uncertain. We cannot predict whether customers will be willing to shift their traditional activities on-line. In particular, sales of goods and services over the Internet have developed more slowly outside of the United States. The Internet may not prove to be a viable marketplace for a number of reasons, including concerns about security, network congestion, inconsistent quality of service, and lack of cost-effective, high-speed access.

GOVERNMENTAL REGULATIONS REGARDING THE INTERNET MAY BE ENACTED AND COULD IMPEDE OUR BUSINESS.

         The legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our services and limit the growth of our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements incorporated by reference or made in this prospectus are "forward-looking statements" intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Important factors exist that could cause results to differ materially from those anticipated by some of the statements herein. In addition to statements that are forward-looking by reason of context, the words "believe", "expect", "anticipate", "intend", "designed", "goal", "priority", "will" and similar expressions identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from expectations, including those identified below:

     - The economic outlook and its effects on credit availability, interest rates, and consumer spending patterns;

     - Adverse changes in relationships with vendors and partners who provide club benefits;

     -   Inability to develop replacement shopping club programs;

     -   Lower than expected membership renewal rates;

     -   Higher than expected membership cancellation and return rates;

     -   Inability to profitably expand in the membership services market;

     -   Excessive new member acquisition costs;

     - Inability to retain existing clients and attract new clients in the membership services market;

     -   Inability to develop new membership programs;

     -   Inability to attract clients in the e-services fulfillment market;

     - Reliance on fees generated by potentially volatile transaction volume or product sales of e-commerce clients;

     -   Effects of possible system failures and rapid changes in technology;

     - Inability of our systems or infrastructure to accommodate significant growth in the e-services fulfillment business;

     -   Externally mandated changes in accounting guidelines;

     -   Availability of capital on acceptable terms; and

     -   Availability of financing on acceptable terms.

Investors and other readers are urged to consider these and other factors, including the risk factors disclosed in this prospectus, in evaluating an investment in the common stock being offered by this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date of this prospectus, and Damark assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

                           DAMARK INTERNATIONAL, INC.

         Damark, a marketing solutions provider, utilizes targeted information-based strategies to bring a broad range of products, programs and services to consumers through direct mail, telesales and the Internet. We currently operate in two distinct segments--membership services and product fulfillment/customer care services.

         Our membership services business, operated under the name "Provell," develops, markets and manages fee-based membership programs that provide purchase price discounts and other benefits related to consumer and small business needs in the areas of shopping, travel, hospitality, entertainment, health/fitness and finance. Provell outsources its teleservices orders and customer care service with carefully selected telemarketing providers, including ClickShip.

         Our order capture, product fulfillment and customer services business, operated through our ClickShip subsidiary, provides clients in the "e-tailing," "clicks & mortar" retailing, and consumer goods manufacturing industries with transaction management services to enable the clients to effect the sale of their products or services. ClickShip offers a variety of support services including web site hosting, on- and off-line order capture, payment processing, inventory receipt, warehousing and shipment, returns processing, and after-the-sale customer service and support.

         On September 29, 2000, we announced that the spinoff of ClickShip had been delayed due to a number of factors. When we previously announced our intent to spinoff ClickShip, e-fulfillment and related e-commerce businesses had attractive market valuations and financing prospects. While we continue to explore capitalizing ClickShip so that a spinoff can be accomplished, market conditions have changed, valuations have declined substantially for comparable companies in the e-fulfillment and customer care segment and financing is not readily available. Consequently, we are currently exploring all options relating to ClickShip, including raising capital and other strategic alternatives. A decision on ClickShip is expected by year-end but there is no assurance as to the alternative that we will pursue.

         We were incorporated in Minnesota in 1986. Our principal offices are located at 7101 Winnetka Avenue North, Minneapolis, Minnesota 55428 and our telephone number is (763) 531-0066. Our corporate website is located at www.damark.com and is not incorporated by reference in this prospectus.


                                 USE OF PROCEEDS

         We will not receive any proceeds upon conversion of the series D preferred shares or from the sale by the selling shareholders of the shares of common stock issued upon such conversion. We will receive the exercise price of any warrants relating to the series D preferred shares that may be exercised by the selling shareholders, but they are under no obligation to exercise. Assuming the exercise of all of the warrants, the gross proceeds to us from the exercise of the warrants issued in connection with the series D preferred shares would be approximately $12.5 million. If any or all of the warrants held by the selling shareholders are exercised, we intend to use the net proceeds for working capital and general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 22,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Of the authorized common stock, 20,000,000 shares are designated class A common stock, 5,847,519 of which were issued and outstanding as of September 30, 2000, and 2,000,000 shares are designated class B common stock, none of which is issued and outstanding. Of the authorized preferred stock, 2,400,000 shares are designated series A convertible preferred stock, 1,650,000 shares are designated series B convertible non-voting preferred stock, 400,000 shares are designated series C junior participating preferred stock, and 200,000 shares are designated 6.5% cumulative convertible preferred stock, series D. There are no shares of preferred stock outstanding other than the 200,000 shares of series D preferred stock issued on September 29, 2000.

         The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our restated articles of incorporation and amended and restated bylaws and by the provisions of applicable Minnesota law, particularly the certificate of designations, preferences and rights relating to the Series D preferred shares.

COMMON STOCK

         As of September 30, 2000, there were 5,847,519 shares of common stock outstanding, held of record by approximately _____ shareholders. In addition, as of September 30, 2000, there were 1,874,998 shares of common stock subject to outstanding options.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or other similar rights. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         Our restated articles of incorporation authorize the issuance of preferred stock in one ore more series with designations, rights and preferences determined from time to time by the board of directors, without further action by the shareholders. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the shareholders. We have no present plans to issue any additional shares of preferred stock.

SERIES D CONVERTIBLE PREFERRED STOCK

         GENERAL. On September 29, 2000, we issued 200,000 shares of our series D preferred stock, $100 stated value per share, and warrants to purchase 772,798 shares of our common stock with a current warrant exercise price of $16.17 per share in a private placement to select institutional investors. The net proceeds of the offering, after expenses, were approximately $18.9 million. We would receive an additional $12.5 million if the warrants were exercised in full.

         DIVIDENDS. The series D preferred shares carry a cumulative dividend rate of 6.5% per annum, payable quarterly in arrears on the last day of March, June, September and December, commencing on December 31, 2000. Such dividend accrues from day-to-day, whether or not earned or declared, beginning as of September 29, 2000. At the option of our Board of Directors, dividends may be paid in cash or shares of common stock. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of a dividend on the series D preferred shares will be equal to the accrued dividends divided by 95% of the then market price of our common stock.

         For purposes of this calculation, the market price of our common stock will be equal to 95% of the average of the closing bid price of our common stock during the ten trading days immediately preceding the dividend date. For example, if the quarterly dividend of $325,000, assuming all 200,000 shares of series D preferred stock are outstanding, was payable on September 29, 2000, and we elected to pay the dividend in shares of our common stock, then 95% of the average of the closing bid prices of our common stock during the ten consecutive trading days ending on September 28, 2000 would have been $14.125 per share, and we would have been required to issue 24,220 shares of common stock per share of series D preferred stock in lieu of a cash dividend.

         CONVERSION. The selling shareholders have the right to convert the shares of Series D preferred stock at any time after the date of initial issuance. The number of shares of common stock to be issued upon conversion of a series D preferred share is determined by dividing the sum of $100 plus accrued and unpaid dividends by the applicable conversion price as described below. The current conversion price is $12.94 per share, subject to certain adjustments for future events, including the spinoff of ClickShip Direct or any delay therein. The terms of the series D preferred shares also contain customary provisions for the adjustment of the conversion price in the event a stock dividend or stock split is declared or any recapitalization, reorganization, or similar transaction occurs.

         If the ClickShip spinoff is completed, the conversion price of the series D preferred shares will be reduced by the greater of:

         - the average of the closing bid prices of ClickShip's securities during the ten trading days immediately following the date of the ClickShip distribution;
         - the value per share to our shareholders established by our board of directors for federal income tax purposes as a result of the ClickShip distribution; and
         - the difference between (i) the average of the closing bid prices of our common stock for the ten trading days immediately preceding the date of the ClickShip distribution and (ii) the average of the closing bid prices of our common stock for the ten trading days immediately following the date of the ClickShip distribution.

         If the ClickShip spinoff is not completed by March 31, 2001, the conversion price then in effect will be reduced to an amount equal to the lesser of:

         - the average of the closing bid prices for the twenty trading days prior to March 31, 2001, and
         - 101% of the closing bid price of the trading day immediately preceding March 31, 2001.

         In the event we issue or sell any additional shares of our common stock, or any stock or other securities convertible into or exchangeable for additional shares of our common stock without consideration or for a consideration that is less than the conversion price of the series D preferred shares in effect immediately prior to such event, then the conversion price of the series D preferred shares will be reduced to a price equal to the price paid upon such issuance or sale. The conversion price of the series D preferred shares will not be adjusted for issuances of common stock occurring as a result of:

         -    the conversion of the series D preferred shares;
         -    the exercise of the related warrants;
         - any adjustments required under the anti-dilution provisions of the series D preferred shares and the warrants;
         - the exercise of stock options to be granted under our stock plans to purchase up to an aggregate of 1,500,000 shares of common stock;
         - the payment of dividends on the series D preferred shares in shares of our common stock rather than in cash;
         - the exercise of outstanding stock options to purchase up to 1,874,998 shares of common stock; or

         -    strategic financings.

         Under the terms of the series D preferred shares, a strategic financing means the issuance of additional shares of our common stock for consideration other than cash or its equivalent to any person or entity for the purpose of establishing or furthering a material business, technology or commercial relationship, provided that our board of directors has determined that the strategic financing is likely to result in or further such a relationship. An aggregate of up to 750,000 shares may be issued in strategic financings.

         The terms of the series D preferred stock and the related warrants provide that the preferred stock is convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable at that time, together with the number of shares of common stock beneficially owned by that holder and its affiliates as determined in accordance with Section 13(d) of the Securities Exchange Act, would not exceed 4.99% of our then outstanding common stock. Any holder may, however, elect to waive this restriction by giving us written notice at least sixty-one days prior to the date on which the series D shares are to be converted or the warrants exercised in an amount that would exceed the 4.99% limitation.

         MANDATORY REDEMPTION. The series D preferred shares mature on September 29, 2002, at which time the series D preferred shares must be redeemed or converted at our option. If we elect to redeem any series D preferred shares outstanding on September 29, 2002, the amount required to be paid will be equal to the liquidation preference of the series D preferred shares, which equals the price originally paid for such shares plus accrued and unpaid dividends. If we elect to convert any series D preferred shares outstanding on September 29, 2002, we will be required to issue shares in an amount equal to the price paid for the series D preferred shares plus accrued and unpaid dividends divided by the mandatory redemption price. The mandatory redemption price will be equal to 90% of the average of the closing bid price of our common stock during the ten trading days immediately preceding the redemption date.

         RIGHT TO REQUIRE REDEMPTION UPON TRIGGERING EVENT. If a triggering event occurs, the holders of the series D preferred shares will have the right to require us to redeem all or a portion of any outstanding series D preferred shares for cash. The redemption price in such a case is the greater of:

         - 125% of the price paid for the series D preferred shares plus accrued dividends; or
         - the product of the number of shares of common stock into which the series D preferred stock is convertible multiplied by the closing sale price of our common stock on the trading day immediately before the triggering event occurs.

         A "triggering event" is deemed to have occurred if:

         - while the registration statement is required to be maintained effective, the effectiveness of the registration statement lapses for any reason, including, without limitation, the issuance of a stop order, or is unavailable to a holder of the series D preferred shares for sale of all of the shares being registered by the registration statement, in accordance with the terms of the related registration rights agreement and such lapse or unavailability continues for a period of 10 consecutive trading days or for more than an aggregate of 20 trading days in any 180-day period;
         - our common stock is suspended or delisted from trading on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange for a period of ten days during any period of 12 months; or
         - we give notice to any holder of series D preferred shares of our intent not to comply with a request for conversion tendered in accordance with the terms of the certificate of designations relating to the series D preferred shares.

         REDEMPTION UPON CONSUMMATION OF A MAJOR TRANSACTION. On the date a major transaction is completed, we, or our successor, must redeem for cash all of the selling shareholders' series D preferred shares outstanding on that date at a price per share equal to 125% of the price paid for the series D preferred shares plus all accrued and unpaid dividends. A "major transaction" means the occurrence of any of the following events:

         - the consummation of a consolidation, merger or reorganization of us with or into another person;
         - the consummation of a sale, transfer, lease, disposal or abandonment of all or substantially all of our assets, but that the distribution or disposition of ClickShip is not considered such a transaction;
         - the consummation of a purchase, tender or exchange offer for more than 50% of our outstanding shares of common stock or other voting securities is made and accepted by the holders of such securities.

Within five days after we enter into an agreement to effect a major transaction, we are required to deliver a written notice of the major transaction to each holder of series D preferred stock.

         OPTIONAL REDEMPTION. We also have the right, provided specified conditions are satisfied, to redeem all of the outstanding series D preferred shares for cash equal to the price paid for each preferred share plus accrued but unpaid dividends, at any time after September 29, 2001. The conditions to our right to redeem series D preferred shares include:

              - a registration statement relating to the series D preferred shares to be redeemed is effective;
              - the closing bid price for our common stock is equal to not less than twice the conversion price on each of no less than twenty consecutive trading days; and
              - we deliver an irrevocable notice of our election to redeem within two business days of the applicable twenty-day determination period.

         LIQUIDATION PREFERENCE. In the event of our liquidation, the holders of the series D preferred shares will be entitled to a liquidation preference, after payment to holders of indebtedness which is senior in rank to the series D preferred stock but before any amounts are paid to the holders of our common stock. The liquidation preference is equal to 125% of the amount originally paid for the series D preferred shares, or $100 per share, plus accrued and unpaid dividends on any outstanding series D preferred shares.

         VOTING RIGHTS. Other than as required by law, the holders of the series D preferred shares have no voting rights except that the consent of holders of at least two-thirds of the outstanding series D preferred shares will be required to effect any change in either our restated articles of incorporation or certificate of designations that would change any of the rights of the series D preferred shares.

WARRANTS

         Warrants to purchase 772,798 shares of our common stock were issued in connection with the sale of the series D preferred shares as of September 29, 2000 at an exercise price of $16.17 per share, subject to anti-dilution adjustments. These warrants are presently exercisable and will expire in 2003. The exercise price is subject to adjustments if we declare a stock split or dividend of our common stock and will be reduced if we issue shares of our common stock at a price that is below the average of the closing bid prices of the common stock for the ten trading shares immediately preceding such issuance.

         In addition, in the event that we distribute the shares or assets of ClickShip to our shareholders or complete a similar transaction, the warrants will continue as outstanding obligations and the exercise price then in effect will be reduced by an amount equal to the greater of:

         - the average of the closing bid prices of ClickShip's securities during the ten trading days immediately following the date of the ClickShip distribution;
         - the value per share to our shareholders established by our board of directors for federal income tax purposes as a result of the ClickShip distribution; and
         - the difference between (i) the average of the closing bid prices of our common stock for the ten trading days immediately preceding the date of the ClickShip distribution and (ii) the average of the closing bid prices of our common stock for the ten trading days immediately following the date of the ClickShip distribution.

         If the ClickShip distribution is not completed by March 31, 2001, the exercise price then in effect will be reduced, but not increased, to an amount equal to the lesser of:

         - the average of the closing bid prices for the 20 twenty trading days prior to March 31, 2001; and
         - 101% of the closing bid price of the trading day immediately preceding March 31, 2001.

         We intend to use the proceeds if the warrants are exercised primarily for working capital and general corporate purposes. As of September 29, 2000, other than the warrants issued to the holders of the series D preferred shares, there were no warrants outstanding.

REGISTRATION RIGHTS

         Pursuant to a registration rights agreement between us and the holders of the series D preferred shares, we agreed to file a registration statement of which this prospectus constitutes a part, covering the resales by the selling shareholders of:

         - common stock issuable upon conversion of the series D preferred stock, including voluntary conversion,
         -    common stock issuable upon exercise of the related warrants,
         - common stock issuable in payment of dividends on the series D preferred shares,
         - common stock issuable in payment of the mandatory redemption price for the series D preferred shares; and
         - common stock issuable with respect to such securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event.

We are also required to provide the selling shareholders with a current prospectus upon request for such selling shareholders to use in the resale of the common stock.

         Under the terms of such agreement, we are required to register at least 200% of the number of shares of common stock issuable upon conversion of and in lieu of cash dividends on the series D preferred shares and exercise of the related warrants. We are also required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of:

         - six months after the date as of which the holders of the series D preferred shares and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, and
         - the date on which none of the series D preferred shares and related warrants are outstanding.

We will bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the series D preferred shares and the related warrants.

                              SELLING SHAREHOLDERS

         The following table presents information known to us with respect to beneficial ownership of our common stock by the selling shareholders as of September 29, 2000. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling shareholders, if the holders were to fully convert the series D preferred shares as of September 29, 2000, fully exercise the warrants, and offer all the resulting shares of common stock for sale. Each of the selling shareholders has the sole power to direct the voting and investment over the shares owned by it.

         The actual number of shares of common stock issuable upon conversion of the series D preferred stock and exercise of the related warrants is indeterminate, and could be materially more than the amount estimated due to the conversion and exercise price adjustments explained in the section of this prospectus entitled "Description of Capital Stock--Series D Convertible Preferred Stock" and "--Warrants" on pages 18, and 22, respectively.

                                               Shares Beneficially Owned               Shares Beneficially
                                                   Prior to Offering                   Owned After Offering
                                   --------------------------------------------------  --------------------

                                     Shares Offered Upon
                                        Conversion of          Shares Offered Upon
Selling Shareholders                 Preferred Stock (1)    Exercise of Warrants (1)   Number of Shares
--------------------                 -------------------    ------------------------   ----------------
BayStar Capital, L.P.                      463,678                   231,839                    0
(Delaware) (2)

BayStar International, Ltd.                154,559                   77,281                     0
(British Virgin Islands) (3)

Stark International                        463,678                   231,839                    0
(Bermuda) (4)

Shepherd Investments                       463,678                   231,839                    0
International, Ltd.
(British Virgin Islands) (4)

------------------

 (1) Assumes a conversion price of $12.94 for the series D preferred stock and a warrant exercise price of $16.17 per share as of September 29, 2000.
 (2) The address of this selling shareholder is c/o BayStar Capital Management, LLC, 1500 West Market Street, Mequon, Wisconsin 53092.
 (3) The address of this selling shareholder is c/o BayStar International Management, LLC, 1500 West Market Street, Mequon, Wisconsin 53092.
 (4) The address of this selling shareholder is c/o Staro Asset Management, 1500 West Market Street, Mequon, Wisconsin 53092.

         Except for the shares registered hereby, the selling shareholders do not own any other of our securities and have not had any material relationship with us within the past three years. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

         The terms of the series D preferred shares and the related warrants limit the percentage of our common stock beneficially owned by the selling shareholders. See "Description of Capital Stock--Series D Convertible Preferred Stock--Conversion." In addition, as a result of limitations imposed by Nasdaq and the terms of the preferred stock, we may not issue shares representing more than 19.99% of our outstanding stock unless we obtain shareholder approval or a waiver of the limitations by Nasdaq.

                              PLAN OF DISTRIBUTION

         The shares being offered through this prospectus will be offered and sold by the selling shareholders upon conversion of the series D preferred shares or exercise of the related warrants. The selling shareholders, as used in this prospectus, includes, donees, pledges, transferees or other successors in interest who may receive shares from the selling shareholders after the date of this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and to pay the legal fees of selling shareholders for separate legal counsel they obtain to review the registration statement. We will not be responsible for paying any discounts or commissions with respect to sales of the shares.

         The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

         - in ordinary broker's transactions on Nasdaq or any national securities exchange on which our common stock may be listed at the time of sale;
         -    in the over-the-counter market;
         -    in negotiated transactions;
         -    by pledge to secure debts and other obligations;
         - in connection with the writing of non-traded and exchange-traded call options; or
         -    in a combination of any of the above transactions.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders or they will receive commissions from purchasers of shares for whom they acted as agents.

         The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act. The shareholder must meet the criteria and conform to the requirements of that rule. The selling shareholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

         The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for a sale of a material portion of the shares covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed with the SEC. The supplement or amendment will include the following information:

         -    the name of the participating broker-dealer(s) or underwriters;
         -    the number of shares involved;
         - the price or prices at which the shares were sold by the selling shareholder;
         - the commissions paid or discounts or concessions allowed by the selling shareholders to the broker-dealers or underwriters; and
         -    other material information.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling shareholders or other party selling the shares. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling shareholder will be entitled to contribution. We will be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution.

         Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered was passed upon for us by Kaplan, Strangis and Kaplan, P.A. Ralph Strangis, one of our directors, is also a member of the law firm of Kaplan, Strangis and Kaplan, which provided legal services to us in 2000. Members of Kaplan, Strangis and Kaplan own 95,502.95 shares of our common stock, including options to purchase 90,000 shares and 4,502.95 common stock equivalents under the Company's Non-Employee Director Deferred Compensation Plan held by Mr. Strangis.

                                     EXPERTS


         The December 31, 1999 financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York, New York and Chicago, Illinois. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our SEC filings and registration statements can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov. Our common stock is listed on The Nasdaq Stock Market's National Market System and such reports and other information concerning Damark may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

         We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement. You should refer to the exhibits attached to the registration statement and its exhibits. The references to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may obtain a copy of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the prescribed fees, or you may examine the registration statement without charge at the SEC's public reference rooms or via the SEC website as described above.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we later file with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filing we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the shares offered by this prospectus:

         -    Annual Report on Form 10-K for the fiscal year ended December
              31, 1999.

         -    Quarterly Report on Form 10-Q for the period ended April 1,
              2000.

         -    Quarterly Report on Form 10-Q for the period ended July 1, 2000.

         -    Current Report on Form 8-K filed on October 2, 2000.

         - The description of our capital stock contained in our registration statement on Form S-1, (SEC File No. 33-45056), including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings at no cost by calling us at
(763) 531-0066 or writing to us at the following address:

                                  Damark International, Inc.
                        Attention: Kim Mageau, Chief Financial Officer
                                  7101 Winnetka Avenue North
                                 Minneapolis, Minnesota 55428

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by Damark in connection with the sale of common stock being registered. All of the amounts shown are estimates, except the SEC registration fee and the Nasdaq National Market filing fee.

         SEC registration fee ..................................................        $ 15,072.75
         Nasdaq listing fee.....................................................        $ 17,500.00
         Printing expenses......................................................        $ 20,000.00
         Legal fees and expenses................................................        $ 25,000.00
         Accounting fees and expenses...........................................        $ 10,000.00
         Miscellaneous fees and expenses........................................        $ 12,427.25
                  Total.........................................................        $100,000.00
                                                                                         ==========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Article IX of our restated articles of incorporation and Article V of our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent required under Minnesota law.

         Minnesota Statutes, Section 302A.521 requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurred in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Registrant, or in the case of performance by a director, officer, employee or agent of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant.

         In addition, Section 302A.521, subd. 3, requires payment by the Registrant upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at the meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

         The Registrant also maintains a director and officer insurance policy to cover the Registrant, its directors and its officers against certain liabilities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following documents are filed herewith or incorporated herein by reference.

         (a)      Exhibits

Exhibit Number    Description

4.1               Certificate of Designations, Preferences and Rights for Series
                  D Preferred Stock (incorporated herein by reference to
                  Exhibit 3.1 of the Registrant's Current Report on Form 8-K
                  filed on October 2, 2000)
5.1               Opinion of Kaplan, Strangis and Kaplan, P.A. regarding the legality of the securities being registered.
10.1              Securities Purchase Agreement dated as of September 29, 2000
                  (incorporated herein by reference to Exhibit 10.1 of the
                  Registrant's Current Report on Form 8-K filed on October 2,
                  2000)
10.2              Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed on October 2, 2000)
10.3              Registration Rights Agreement (incorporated herein by
                  reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed on October 2, 2000)
23.1              Consent of Kaplan, Strangis and Kaplan, P.A. (included in
                  Exhibit 5.1)
23.2              Consent of Arthur Andersen LLP
24.1              Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 27, 2000.

                                   DAMARK INTERNATIONAL, INC.


                                   By: /s/
                                       --------------------------------------
                                            Mark A. Cohn, Chairman and
                                            Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby authorizes and appoints Mark A. Cohn and Kim M. Mageau, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, and to execute in the name on behalf of each person, individually and in each capacity stated below, and to sign and file any and all amendments to this registration statement with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:


SIGNATURE                                           TITLE                                      DATE
---------                                           -----                                      ----
/s/                                                 Chairman, Chief Executive Officer and      October 27, 2000
--------------------------------------------        Director (Principal Executive Officer)
Mark A. Cohn

/s/                                                 Senior Vice President and Chief            October 27, 2000
--------------------------------------------        Financial Officer (Principal Financial
Kim M. Mageau                                       and Accounting Officer)


/s/                                                 Director                                   October 27, 2000
--------------------------------------------
Thomas A. Cusick



                                       5


/s/                                                 Director                                   October 27, 2000
--------------------------------------------
Ralph Strangis


/s/                                                 Director                                   October 27, 2000
--------------------------------------------
George S. Richards


/s/                                                 Director                                   October 27, 2000
--------------------------------------------
Stephen J. Hemsley

                                  EXHIBIT INDEX

Exhibit
Number            Description of Exhibits
-------           -----------------------
4.1               Certificate of Designations, Preferences and Rights for Series
                  D Preferred Stock (incorporated herein by reference to
                  Exhibit 3.1 of the Registrant's Current Report on Form 8-K
                  filed on October 2, 2000)

5.1 Opinion of Kaplan, Strangis and Kaplan, P.A. regarding the legality of the securities being registered.

10.4              Securities Purchase Agreement dated as of September 29, 2000
                  (incorporated herein by reference to Exhibit 10.1 of the
                  Registrant's Current Report on Form 8-K filed on October 2,
                  2000)

10.5 Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed on October 2, 2000)

10.6 Registration Rights Agreement (incorporated herein by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed on October 2, 2000)

23.1              Consent of Kaplan, Strangis and Kaplan, P.A. (included in
                  Exhibit 5.1)

23.2              Consent of Arthur Andersen LLP

24.1              Power of Attorney (included on signature page)